Exhibit 99.1

UPS ANNOUNCES CHANGES TO BOARD OF
DIRECTORS

Kate Johnson and Russell Stokes join Board, John Stankey leaves to focus on his responsibilities as CEO AT&T Inc.

ATLANTA, November 3, 2020 – UPS (NYSE:UPS) today announced the election of Kate Johnson, President, Microsoft US, and Russell Stokes, President & CEO of GE Aviation Services and Chairman of GE Power Portfolio, to the UPS Board of Directors, effective immediately. In addition, UPS announced that John Stankey is leaving the board to focus on his responsibilities as CEO AT&T Inc., a position he was appointed to in July 2020. Stankey had served on the board since 2014.

“Kate and Russell are talented and proven leaders, and they bring expertise that will enhance our board’s governance and stewardship of UPS,” said William Johnson, Chairman of the UPS Board of Directors. “We welcome them to the board and look forward to the contributions they will make. We also thank John for his years of service to the UPS Board of Directors and his contributions to the company. His extensive experience in strategy, customer solutions, technology and operations were instrumental as UPS executed global strategies for growth, innovation and exceptional customer service.”

Kate Johnson, 53, is responsible for growing all of Microsoft's solutions, services, and support revenues across both the public and private sectors in the United States. Prior to Microsoft, Johnson held executive leadership roles at GE and Oracle, as well as various commercial and technology leadership roles at Red Hat, UBS Investment Bank, and Deloitte Consulting. Johnson holds a BS in Electrical Engineering from Lehigh University, and an MBA from the University of Pennsylvania’s Wharton School of Business.

Russell Stokes, 49, is a GE Senior Vice President responsible for GE Aviation Services commercial growth, operating performance and customer experience across its global Overhaul and Repair footprint. Along with this role, Stokes is the Chairman of GE Power Portfolio. A 23-year GE veteran, prior to this role Stokes led GE Power, GE Power Portfolio, GE Energy Connections, GE Transportation and held senior roles at GE Aviation. Stokes joined GE in 1997 on GE’s Financial Management Program after earning a Bachelor’s of Finance degree from Cleveland State University. He is active in a number of Atlanta community-based organizations and is the former Chairman of the Metro Atlanta Chamber of Commerce.

“We are particularly excited that these new board members come to us with a varied and diverse set of experiences and perspectives” said UPS CEO Carol Tomé. “Women now make up 40% of our board, and 25% of our board is ethnically diverse.” Tomé continued by saying, “Our goal is to drive inclusive leadership, and ultimately even better governance, decision making and performance.”

Johnson joins the Risk Committee and the Nominating and Corporate Governance Committee. Stokes joins the Compensation Committee and the Nominating and Corporate Governance Committee.

About UPS

UPS (NYSE: UPS), one of the world’s largest package delivery companies with 2019 revenue of $74 billion, provides a broad range of integrated logistics solutions for customers in more than 220 countries and territories. The company’s more than 500,000 employees embrace a strategy that is simply stated and powerfully executed: Customer First. People Led. Innovation Driven. UPS is committed to being a steward of the environment and positively contributing to the communities we serve around the world. UPS also takes a strong and unwavering stance in support of diversity, equity and inclusion. The company can be found on the Internet at www.ups.com, with more information at www.pressroom.ups.com and www.investors.ups.com.

UPS Media Relations 404-828-7123 pr@ups.com